VICON INDUSTRIES, INC.
                               89 Arkay Drive
                            Hauppauge, NY   11788
                            (631) 952-2288 (CCTV)

                   Notice of Annual Meeting of Shareholders
                         To Be Held on April 20, 2000

To the Shareholders of Vicon Industries, Inc.

        Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on April 20, 2000 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

        1.     To elect two directors for terms expiring in 2003; and

        2. To ratify the selection of KPMG LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending September 30, 2000; and

        3. To receive the reports of officers and to transact such other business as may properly come before the meeting.


        Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on March 3, 2000 fixed by action of the Board of Directors.

        The Company's proxy statement is submitted herewith. The Annual Report to Shareholders for the year ended September 30, 1999 is included with the proxy statement.

                      By Order of the Board of Directors,




Hauppauge, New York                      Arthur D. Roche
March 3, 2000                           Secretary




--------------------------------------------------------------------------------
                                    YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

--------------------------------------------------------------------------------

                 PROXY STATEMENT FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
                         SOLICITATION AND REVOCATION OF PROXY

        The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on April 20, 2000 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

        Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

                            PURPOSES OF ANNUAL MEETING

        The Annual Meeting has been called for the purposes of electing two directors whose term of office expires in 2003; ratifying the selection of auditors; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

        The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of two directors whose term of office expires in 2003; and FOR ratification of the selection of auditors.

                              SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 1, 2000, and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting. Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

        This proxy statement and the enclosed proxy card are being furnished to shareholders on or about March 10, 2000.

                                  VOTING SECURITIES

        The Company has one class of capital stock, consisting of common stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on March 3, 2000. As of March 3, 2000, there were 4,586,512 shares outstanding.

        The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are insufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

        As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under New York law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.


        Concerning the ratification of independent auditors and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" with respect to the item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of independent auditors and all other matters shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked "ABSTAIN" as to the matter.

        Proxies solicited hereby will be returned to the Board, and will be tabulated by inspectors of election designated by the Board, who will not be employed, or a director of, the Company or any of its affiliates.

            SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as to each person, known to the Company to be a "beneficial owner" (as defined in regulations of the Securities and Exchange Commission) of more than five percent of the Company's outstanding Common Stock as of January 28, 2000 and the shares beneficially owned by the Company's Directors, Executive Officers and by all Executive Officers and Directors as a group.

Name and Address                     Number of Shares               Percent
of Beneficial Owner                   Beneficially Owned (1)       of Class
-------------------                  ----------------------        --------

CBC Co., Ltd.
  And Affiliates
  2-15-13 Tsukishima
  Chuo-ku
  Tokyo, Japan 104                       543,715                     11.4%

Dimensional Fund Advisors
  1299 Ocean Avenue
  Santa Monica, CA   90401               267,200 (7)                  5.6%

-------------------------------------------------------------------------------


C/O Vicon Industries, Inc.

Kenneth M. Darby                         250,092                      5.2

Chu S. Chun                              204,507 (2)                  4.3

Arthur D. Roche                          153,967 (3)                  3.2

W. Gregory Robertson                      19,025 (4)                   *

Kazuyoshi Sudo                            16,125 (5)                   *

Milton F. Gidge                           15,825 (5)                   *

Peter F. Neumann                          15,125 (4)                   *

Total all Executive Officers
  and Directors as a
  group (7 persons)                      674,666 (6)                 14.1%

*       Less than 1%.

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment control over the shares of the stock owned.
(2) Mr. Chun has voting and dispositive power over 204,507 shares but disclaims beneficial ownership as to all but 48,400 shares. 100,707 shares are owned by the International Industries, Inc.
        Profit Sharing Plan and 55,400 shares are owned by immediate family members.
(3) Includes currently exercisable options to purchase 14,000 shares, 69,967 shares held jointly by Mr.Roche and his wife, 50,000 shares held by Mr.Roche's wife and 15,000 shares held by their children.
(4)     Includes currently exercisable options to purchase 12,125 shares.
(5)     Includes currently exercisable options to purchase 7,125 shares.
(6)     Includes currently exercisable options to purchase 52,500 shares.
(7) As reported on Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors had voting and investment control over 267,200 shares as investment advisor and manager for various mutual funds and other clients. These shares are beneficially owned by such mutual funds or other clients.

                     PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                             PROPOSAL 1.  ELECTION OF DIRECTORS

        The Board is comprised of seven directors: three whose terms expire in 2001; two directors whose terms expire in 2002; and two directors to be elected for a term expiring in 2003. Directors serve for a term of three years or until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

        The nominees proposed for election to a term expiring in 2003 at the Annual Meeting are Mr. Peter F. Neumann and Mr. Kazuyoshi Sudo. In the event that either such nominee is unable or declines to serve for any reason, the Board of Directors shall elect a replacement to fill the vacancy. The Board of Directors has no reason to believe that either person named will be unable or unwilling to serve.

     Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the nominees named in the Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
         OF THE NOMINEES NAMED IN THIS PROXY STATEMENT

     Information with Respect to Nominee and Continuing Directors






        The following sets forth the name of nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominee and Their                     Director
Principal Occupations                 Since               Age
-----------------------------------------------------------------------------

Peter F. Neumann
 Retired President
 Flynn-Neumann Agency, Inc.           1987                 65

Kazuyoshi Sudo
 Chief Executive Officer
 CBC (AMERICA) Corp.                  1987                 57


Continuing Directors whose Term of Office Expires in 2001
-----------------------------------------------------------------------------

Chu S. Chun
  Chairman and CEO
  International Industries, Inc.
  And Chun Shin Electronics, Inc.     1998                 65
Milton F. Gidge
 Retired Director and Executive
 Lincoln Savings Bank                 1987                 70

W. Gregory Robertson
 President
 TM Capital Corp.                     1991                 56

Continuing Directors whose Term of Office Expires in 2002
-----------------------------------------------------------------------------

Kenneth M. Darby
 Chairman and CEO
 Vicon Industries, Inc.               1987                 54

Arthur D. Roche
 Retired Executive Vice President
 Vicon Industries, Inc.
 Retired Partner
 Arthur Andersen & Co.                1992                 61


     Mr. Neumann has been a director of the Company since 1987. He is the retired President of Flynn-Neumann Agency, Inc., an insurance brokerage firm. Since 1978, Mr. Neumann has been serving as a director of Reliance Federal Savings Bank. Mr. Neumann's current term on the Board ends in April 2000.

     Mr. Sudo has been a director of the Company since 1987. Mr. Sudo is Chief Executive Officer of CBC (AMERICA) Corp., a distributor of electronic, chemical and optical products. From 1981 to 1996, he was Treasurer of such company. He has also been a director of CBC Co., Ltd. since 1997. Mr. Sudo's current term on the Board ends in April 2000.

     Mr. Chun has been a director of the Company since April 1998. He has been Chairman of the Board and Chief Executive Officer of International Industries, Inc. and Chun Shin Electronics, Inc. since at least 1988. Mr. Chun's current term on the Board ends in April 2001.

     Mr. Gidge has been a director of the Company since 1987. He is a retired director and executive officer of Lincoln Savings Bank for which he served from 1976 to 1994 as Chairman, Credit Policy. He has also been a director since 1980 of Interboro Mutual Indemnity Insurance Co., a general mutual insurance company, and a director of Intervest Bancshares Corporation, a mortgage banking holding company, and another affiliated company of Intervest since 1988. His current term on the Board ends in April 2001.

     Mr. Robertson has been a director of the Company since 1991. He is President of TM Capital, a financial services company, which he founded in 1989. From 1985 to 1989, he was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance. He has also been a director since 1995 of Todhunter International, a producer of spirits for the alcohol beverage industry. Mr. Robertson's current term on the Board ends in April 2001.

     Mr. Darby has served as Chairman of the Board since April 1999, as Chief Executive Officer since April 1992 and as President since October 1991. Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company. He joined the Company in 1978 as Controller after more than nine years at Peat Marwick Mitchell & Co., a public accounting firm. Mr. Darby's current term on the Board ends in April 2002.


     Mr. Roche has been a director of the Company since 1992. He served as Executive Vice President and co-participant in the Office of the President of the Company from August 1993 until his retirement in November 1999. For the six months earlier, Mr. Roche provided consulting services to the Company. In
October, 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960. His current term on the Board ends in April 2002.

                    MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

        The Board of Directors has a number of standing committees including the executive committee, the compensation committee and the audit committee.

        The executive committee consists of Messrs. Darby, Gidge, Neumann, and Roche. The committee meets in special situations when the full Board cannot be convened. The Committee did not meet during the past year.

        The compensation committee consists of Messrs. Neumann, Gidge and Robertson, all of whom are non-employee directors. The function of the compensation committee is to establish and approve the appropriate compensation for Mr. Darby, recommend the award of stock options, and to review the recommendations of the President with respect to the compensation of all other officers. The Committee met once during the last fiscal year.

        The audit committee consists of Messrs. Gidge, Robertson, and Sudo, all of whom are non-employee directors. The audit committee reviews the internal financial controls of the Company and the objectivity of its financial reporting. The Committee meets with appropriate financial personnel from the Company and independent certified public accountants in connection with their audits. The committee recommends to the Board the appointment of independent certified public accountants to serve as the Company's auditors, subject to ratification by the shareholders. The independent certified public accountants have complete and free access to the committee at any time.
The committee met once during the last fiscal year.

        The full Board of Directors considers candidates to the Board as nominees for election at the Annual Meeting. Directors are selected on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. The Board will consider written shareholder recommendations for candidates at the next Annual Meeting of Shareholders, which are submitted not later than November 1, 2000 to the Company's principal executive offices and are addressed to the Chairman of the Board.

        The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Outside members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Mr. Darby and other officers.

        The Board of Directors held seven meetings in the Company's 1999 fiscal year, including all regularly scheduled and annual meetings. With the exception of Mr. Chun, who did not attend any board meetings during the fiscal year, no other Board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served).

     The directors are each compensated at the annual rate of $10,000 based on the attendance at the six scheduled meetings a year. Committee fees are $750 per meeting attended in person. Employee directors are not compensated.

                     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and CBC Co., Ltd. (CBC), a Japanese corporation which beneficially owns 11.4% of the outstanding shares of the Company, have been conducting business with each other for approximately twenty years. During this period, CBC has served as a lender, a product supplier and sourcing agent, and a private label reseller of the Company's products. In 1999, the Company purchased approximately $5.4 million of products from CBC. CBC competes with the Company in various markets worldwide. Additionally, the Company sold certain finished products to CBC under private label for resale principally in Europe. Sales of all products to CBC were $1.3 million in 1999. Mr. Kazuyoshi Sudo, a director of the Company and of CBC, is Chief Executive Officer of CBC (AMERICA) Corp., a U.S. subsidiary of CBC.

     Mr. Chu S. Chun, a director, has beneficial voting control over 4.3% of the common stock of the Company. Mr. Chun also beneficially owns a controlling interest in Chun Shin Electronics, Inc., (CSE), a South Korea company that, among other things, manufactures and assembles certain Vicon products. The Company owns 30% of CSE. Mr. Chun is the CEO and has operating control of CSE. In 1999, CSE sold approximately $5.7 million of products to the Company through International Industries, Inc. (I.I.I.), a U.S. based company controlled by Mr. Chun. I.I.I. arranges the importation of all the Company's product purchases from CSE. In addition, I.I.I. purchased approximately $535,000 of products directly from the Company during 1999 for resale to CSE.


                                            OTHER OFFICERS OF THE COMPANY

In addition to Mr. Darby, the Company has five other officers. They are:

John M. Badke, age 40         Vice President, Finance and
                                 Chief Financial Officer

John L. Eckman, age 50        Vice President, Sales

Robert D. Grossman, age 39    Vice President, Customer and
                                 Technical Services

Peter A. Horn, age 44         Vice President, Operations

Yacov A. Pshtissky, age 48    Vice President, Technology and Development

     Mr. Badke has been Chief Financial Officer since December 1999 and Vice President, Finance since October 1998. Previously, he served as Controller since joining the Company in 1992. Prior to joining the Company, Mr. Badke was the Controller for NEK Cable, Inc. and an audit manager with the international accounting firms of Arthur Andersen & Co. and Peat Marwick Main & Co.

     Mr. Eckman has been Vice President, Sales since April 1999. He joined the Company in August 1995 as Eastern Regional Manager and was promoted to Vice President, U.S. Sales in July 1996. Prior to joining the Company, he was Director of Field Operations for Cardkey Systems, Inc., an access control security products manufacturer for which whom he was employed for 12 years.

     Mr. Grossman has been Vice President, Customer and Technical Services since June 1999. He joined the Company in 1996 as Director of Technical Services. Prior to joining the Company, he was Senior Project Manager for Sensormatic Electronics Corporation, a CCTV and electronic article surveillance products manufacturer for which he was employed for six years.

     Mr. Horn has been Vice President, Operations since June 1999. From 1995 to 1999, he was Vice President, Compliance and Quality Assurance. Prior to that time, he served as Vice President in various capacities since his promotion in May 1990.

     Mr. Pshtissky has been Vice President, Technology and Development since May 1990. Mr. Pshtissky was Director of Electrical Product Development in from March 1988 through April 1990. Prior to that time he was an Electrical Design Engineer.

                              EXECUTIVE COMPENSATION
                        BOARD COMPENSATION COMMITTEE REPORT

        The Compensation Committee's compensation policies applicable to the Company's officers for the last completed fiscal year were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

        Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all officers other than himself. The Committee reviews these recommendations with Mr. Darby, and after such review, determines compensation. In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with him. For each officer, the Committee's determinations are based on its conclusions concerning each officer's performance and comparable compensation levels in the CCTV Industry and the Long Island area for similarly situated officers at comparable companies. The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these officers. Also, the Company has established an incentive compensation plan for all of the officers, which provides a specified bonus to each officer upon the Company's achievement of certain annual profitability targets.

        The Compensation Committee grants options to officers to link compensation to the performance of the Company. Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company's stock. The Committee grants options to officers based on significant contributions of such officers to the performance of the Company.

        In addition, in determining Mr. Darby's salary for service as Chief Executive Officer, the Committee considered the responsibility assumed by him in formulating and implementing a management and long-term strategic plan.


                             EXECUTIVE COMPENSATION


        The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during fiscal 1999, 1998 and 1997 by the Chief Executive Officer and the Company's most highly compensated Executive Officers whose total annual salary and bonus exceeded $100,000 during any such year.

                                                              Long-Term Compensation
                                                                 Awards            Payouts
                               Annual Compensation         Restricted Securities
Name and                                         All Other   Stock      Underlying    LTIP
Principal Position Year Salary($) Bonus($)    Compensation   Award      Options(#)   Payouts
------------------ -------------- --------    ------------   -----      ----------   -------

Kenneth M. Darby   1999 $275,000  $261,690 (1) $3,000 (3)  $111,814(4)    -           -
Chief  Executive   1998 $225,000  $297,525 (2) $3,000 (3)  $344,640(5)    -           -
 Officer           1997 $225,000  $ 84,017 (2) $3,000 (3)      -        58,000        -

Arthur D. Roche    1999 $180,000  $140,910 (1)       -         -           -          -
Executive          1998 $170,000  $160,206 (2)       -         -           -          -
 Vice President    1997 $170,000  $ 45,240 (2)       -         -        35,000        -


                                             9



(1) Represents cash bonus equal to 3.25% and 1.75% of the sum of consolidated pre-tax income and provision for officers' bonuses for Mr. Darby and Mr. Roche, respectively, which bonus formula was adopted for
        1999 by the Board of Directors upon the recommendation of its Compensation Committee.

(2) Represents cash bonus equal to 4.55% and 2.45% of the sum of consolidated pre-tax income and provision for officers' bonuses for Mr. Darby and Mr. Roche, respectively, which bonus formula was adopted for years 1998 and 1997 by the Board of Directors upon the recommendation of the Compensation Committee.

(3)     Represents life insurance policy payment.

(4) Represents deferred compensation benefit of 16,565 shares of Common Stock held by the Company in Treasury which vests upon the expiration of Mr. Darby's employment or earlier upon certain occurrences including his death, involuntary termination or a change in control of the Company. Mr. Darby's current employment agreement expires in October 2004. The value of such stock is based on the fair market value on the date of grant. At September 30, 1999, the quoted market value of such shares approximated $116,000. No dividends can be paid on such shares.

(5) Represents deferred compensation benefit of 45,952 shares of Common Stock held by the Company in Treasury which vests upon the expiration of Mr. Darby's employment or earlier upon certain occurrences including his death, involuntary termination or a change in control of the Company. The value of such stock is based on the fair market value on the date of grant. At September 30, 1999, the quoted market value of such shares approximated $322,000. No dividends can be paid on such shares.

                                  OPTION GRANTS IN LAST FISCAL YEAR


                                                                    Potential Realizable
                             Individual Grants                        Value at Assumed
                                                                    Annual Rates of Stock
                          % of Total                            Price Appreciation
                   No. of    Granted to    Exercise                   For Option Term
                   Options   Employees in   Price     Expiration  ----------------------
Name               Granted   Fiscal Year   Per Share     Date         5%          10%
----               -------   ------------  ---------  ----------    -----        ----

Kenneth M. Darby   25,000        17%        6.7500      4/05        $57,400    $130,200
                   25,000        17%        8.1875      6/05        $69,600    $157,900

Arthur D. Roche     5,000         3%        8.1875      6/05        $13,900    $ 31,600



Options granted in the year ended September 30, 1999 were issued under the 1999 Incentive Stock Option Plan and the 1999 Non-Qualified Stock Option Plan. The options granted to Mr. Darby are exercisable as follows: up to 30% of the shares on the second anniversary of the grant date, an additional 30% of the shares on the third anniversary of the grant date, and the balance of the shares on the fourth anniversary of the grant date. Options are not exercisable after the expiration of six years from the date of grant. The options granted to Mr. Roche were made pursuant to plan provisions for grants to directors and are fully exercisable after one year from the date of grant.



                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND FISCAL YEAR-END OPTION VALUES

                                               At September 30, 1999
                                              Number of
                                              Securities     Value of
                                              Underlying    Unexercised
                                             Unexercised   In-the-money
                                             Options (2)   Options (2)
                                            ------------  -------------
                   Shares
                  Acquired    Value          Exercisable/   Exercisable/
     Name        On Exercise Realized (1)   Unexercisable Unexercisable
---------------  ----------- ------------   ------------- -------------
Kenneth M. Darby     23,200     $115,850      -0-/50,000     -0-/$6,250

Arthur D. Roche        -           -         14,000/5,000    $60,750/-0-


(1) Calculated based on the difference between the closing quoted market prices per share at the date of exercise and the exercise prices.

(2) Calculated based on the difference between the closing quoted market price ($7.00) and the exercise price.




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


                                     EMPLOYMENT AGREEMENTS

        Mr. Darby has entered into an employment agreement with the Company that provides for an annual salary of $285,000 through fiscal 2004. This agreement provides for payment in an amount up to three times his average annual compensation for the previous five years if there is a change in control of the Company without Board of Director approval (as defined in the agreement). In addition, Mr. Darby is eligible to receive a cash bonus based on certain performance measures, including the Company's profitability, which was adopted by the Board of Directors upon the recommendation of its Compensation Committee. Mr. Darby's agreement also provides for an accumulated deferred compensation benefit of 70,647 shares of Common Stock held by the Company in treasury. Such benefit vests upon the termination of his employment, or earlier upon certain occurrences, including his death, involuntary termination or a change in control of the Company. The market value of such benefit as of February 18, 2000 was approximately $283,000.



                                    STOCK PERFORMANCE GRAPH

        The following graph compares the return of $100 invested in the Company's stock on October 1, 1994, with the cumulative total return on the same investment in the AMEX U.S. Market Index and the Nasdaq Electronic Components Index. Such published indexes were obtained from the University of Chicago Center for Research in Securities Prices.



                COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN BETWEEN
                  VICON INDUSTRIES, INC. AND THE AMEX U.S. MARKET INDEX
                    AND THE NASDAQ ELECTRONIC COMPONENTS INDEX


(The following table is to be represented by a chart in the printed material)


                   Vicon             AMEX U.S.         Nasdaq Electronic
        Date      Industries, Inc.   Market Index        Components Index


    10/01/94         100               100                  100
    10/01/95         103               123                  199
    10/01/96         138               125                  237
    10/01/97         462               157                  417
    10/01/98         393               147                  332
    10/01/99         386               188                  683

        * Fiscal years ended September 30th.



                              PROPOSAL 2. APPROVAL OF INDEPENDENT AUDITORS

        The Board of Directors of the Company has appointed KPMG LLP as auditors for the fiscal year ending September 30, 2000, and further directed that management submit the Board's selection of auditors to the shareholders at the Annual Meeting for ratification. KPMG LLP, an internationally known firm of independent certified public accountants, has audited the Company's financial statements since 1973. The Company is not aware of any relationship with KPMG LLP or any of its associates, other than the usual relationship that exists between independent certified public accountants and client.

        KPMG LLP will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire, and will be available to respond to appropriate questions. KPMG LLP has provided no services other than audit and tax services in connection with the examination of the Company's financial statements. The Board of Directors of the Company recommends that you vote in favor of the selection of KPMG LLP as the Company's auditors.

     Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of KPMG LLP as the independent auditors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                    OTHER MATTERS THAT MAY COME BEFORE THE MEETING

        As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders, but the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.


                                         MISCELLANEOUS

        Solicitation of proxies is being made by mail and may also be made in person or by telephone or fax by officers, directors and regular employees of the Company.

        The cost of the solicitation will be borne by the Company.


                      By Order of the Board of Directors







Hauppauge, New York                             Arthur D. Roche
March 3, 2000                                     Secretary

















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